Exhibit 99

RPC, Inc. Announces Revised Record Date
for Regular Quarterly Cash Dividend
– Payment Amount and Payable Date Unchanged

ATLANTA, April 29, 2015 - RPC, Inc. (NYSE: RES) announced today that it revised the previously announced record date for the next quarterly dividend of $0.05 per share from May 8, 2015 to May 11, 2015.  The dividend remains payable on June 10, 2015.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets.  RPC’s investor website can be found at www.rpc.net.

For information about RPC, Inc. or this event, please contact:

Ben Palmer
Chief Financial Officer
(404) 321-2140
irdept@rpc.net

Jim Landers
Vice President, Corporate Finance
(404) 321-2162
jlanders@rpc.net